Exhibit 99.1

       Contact:   Michael R. Sand,
         President & CEO
         Dean J. Brydon, CFO
                          (360) 533-4747
                         www.timberlandbank.com

Timberland Bancorp Earnings Per Share Increases 12% to $0.48 for First Fiscal Quarter of 2018
•	Increases Quarterly Cash Dividend by 18%
•	Increases Net Income 15%
•	Increases Operating Revenue 9%
•	Writes Down Net Deferred Tax Asset by $548,000 Reducing EPS by $0.07

HOQUIAM, WA – January 22, 2018 - Timberland Bancorp, Inc. (NASDAQ: TSBK) ("Timberland" or "the Company") today reported net income of $3.61 million, or $0.48 per diluted common share, for its first fiscal quarter ended December 31, 2017. This compares to net income of $3.15 million, or $0.43 per diluted common share, for the quarter ended December 31, 2016, and net income of $3.62 million, or $0.48 per diluted common share for the preceding quarter ended September 30, 2017.

Timberland's Board of Directors also announced an 18% increase in the quarterly cash dividend to shareholders to $0.13 per common share, payable on February 28, 2018 to shareholders of record on February 14, 2018.

"The recently enacted tax reform legislation will materially reduce Timberland's 2018 fiscal year income tax expense.  Fiscal year companies, such as Timberland, were able to use a reduced tax rate for the recently completed December quarter," said Michael Sand, President and CEO.  "For the December quarter, a blended tax rate of 24.5% was applicable to the Company's current taxable income rather than the previously employed 35% rate.  This blended rate will also apply to the Company's taxable income for each of the next three quarters, after which the Company will cease using the blended rate and revert to the newly legislated 21% corporate tax rate.  During the quarter, the Company incurred a one-time tax expense of $548,000 to write down its net deferred tax asset and that expense was fully offset by a $551,000 tax benefit gained by using the blended rate.  We have continued to grow our franchise by increasing loans and deposits, expanding net interest margin and maintaining solid asset quality," stated Sand.  "Additionally, based on a number of factors including the Company's sustained strong financial performance, its Board of Directors voted to increase the quarterly cash dividend by 18% to $0.13 per share from the $0.11 per share dividend declared for each of the previous four quarters."

First Fiscal Quarter 2018 Earnings and Balance Sheet Highlights (at or for the period ended December 31, 2017, compared to December 31, 2016, or September 30, 2017):

   Earnings Highlights:
•	Net income increased 15% to $3.61 million from $3.15 million for the comparable quarter one year ago;
•	Earnings per diluted common share ("EPS") increased 12% to $0.48 from $0.43 for the comparable quarter one year ago;
•	Return on average equity and return on average assets for the current quarter remained strong at 12.90% and 1.50%, respectively;
•	Operating revenue increased 9% from the comparable quarter one year ago and 3% from the preceding quarter; and
•	Net interest margin improved to 4.19% from 3.91% for the comparable quarter one year ago and from 4.18% for the preceding quarter.

   Balance Sheet Highlights:
•	Increased total assets 8% year-over-year and 4% from the prior quarter;
•	Increased net loans receivable 5% year-over-year and 2% from the prior quarter;
•	Increased total deposits 11% year-over-year and 5% from the prior quarter;
•	Decreased non-performing assets 15% year-over-year and 4% from the prior quarter; and
•	Increased book and tangible book (non-GAAP) values per common share to $15.49 and $14.72, respectively, at December 31, 2017.

Timberland Fiscal Q1 2018 Earnings
January 22, 2018

Operating Results

Operating revenue (net interest income before provision for loan losses, plus non-interest income excluding gains or losses on the sale of investment securities and recoveries or other than temporary impairment ("OTTI") charges on investment securities) increased 9% for the current quarter to $12.55 million from $11.53 million for the comparable quarter one year ago and increased 3% from $12.24 million for the preceding quarter.

Net interest income for the current quarter increased 13% to $9.43 million from $8.31 million for the comparable quarter one year ago and increased 3% from $9.13 million for the preceding quarter.  The increases were primarily due to increases in average total interest-earning assets and increases in the yield earned on average total interest-earning assets.

The net interest margin ("NIM") for the current quarter improved to 4.19% from 3.91% for the comparable quarter one year ago and from 4.18% for the preceding quarter.  The NIM for the current quarter was increased by approximately two basis points due to the collection of $45,000 of non-accrual interest.  The NIM for the comparable quarter one year ago was increased by approximately one basis point due to the collection of $21,000 of non-accrual interest and the NIM for the preceding quarter was increased by less than one basis point due to the collection of $8,000 of non-accrual interest.

Non-interest income decreased slightly to $3.14 million for the current quarter from $3.15 million for the preceding quarter and decreased 2% from $3.22 million for the comparable quarter one year ago.  The decreased non-interest income for the current quarter compared to the preceding quarter was primarily due to a decrease in the ATM and debit card interchange transaction fees, which was partially offset by an increase in gain on sales of loans.

Total operating expenses for the current quarter increased 4% to $7.18 million from $6.91 million for the preceding quarter and increased 5% from $6.81 million for the comparable quarter one year ago.  The increased expenses for the current quarter compared to the preceding quarter were primarily due to increases in the salaries and employee benefits and OREO and other repossessed assets categories.  The increase in salaries and employee benefits was primarily due to typical annual salary adjustments and the hiring of additional lending personnel.  The increase in OREO and other repossessed assets expense was primarily due to market value write-downs on two real estate properties and one personal property during the quarter.  The efficiency ratio for the current quarter was 57.08% compared to 56.31% for the preceding quarter and 59.07% for the comparable quarter one year ago.

The provision for income taxes for the current quarter increased to $1.78 million from $1.75 million for the preceding quarter, and was impacted by the Tax Cuts and Jobs Act Legislation which was signed into law on December 22, 2017.  As a result of the new legislation (which decreases the federal corporate income tax rate to 21.0% from 35.0%), Timberland recorded a one-time income tax expense of $548,000 in conjunction with writing down its net deferred tax asset ("DTA").   Since Timberland is a September 30th fiscal year-end corporation, it will use a blended tax rate of 24.5% for the fiscal year ending September 30, 2018 and then use a 21.0% rate thereafter.  The impact of using the 24.5% blended tax rate for the current quarter versus a 35.0% tax rate reduced the provision for income tax expense by approximately $551,000 and offset the one-time $548,000 DTA write-down.

Balance Sheet Management

Total assets increased $41.87 million, or 4%, during the first fiscal quarter to $993.90 million at December 31, 2017 from $952.02 million at September 30, 2017.  The increase was primarily due to a $28.51 million increase in cash and cash equivalents and CDs held for investment and a $14.90 million increase in net loans receivable which were funded by increased deposits.

Liquidity, as measured by the sum of cash and cash equivalents, CDs held for investment and available for sale investment securities, was 25.1% of total liabilities at December 31, 2017, compared to 22.9% at September 30, 2017, and 23.1% one year ago.

Net loans receivable increased $14.90 million, or 2%, to $705.27 million at December 31, 2017, from $690.36 million at September 30, 2017.  The increase was primarily due to a $5.72 million increase in custom and owner/builder one- to four-family construction loans, a $4.16 million increase in commercial real estate loans, a $3.27 million increase in multi-family construction loans, a $2.96 million decrease in the amount of undisbursed construction loans in process, a $2.76 million increase in multi-family mortgage loans, a $2.37 million increase in commercial construction loans and smaller increases in several other categories.  These increases were partially offset by a $2.79 million decrease in land loans, a $2.67 million

Timberland Fiscal Q1 2018 Earnings
January 22, 2018

decrease in speculative one- to four-family construction loans, a $1.17 million decrease in one-to four-family mortgage loans and smaller decreases in several other categories.

LOAN PORTFOLIO
($ in thousands)	December 31, 2017		September 30, 2017		December 31, 2016
	Amount	Percent	Amount	Percent	Amount	Percent

Mortgage loans:
One- to four-family (a)	$116,976	15%	$118,147	15%	$119,485	16%
Multi-family	61,366	8	58,607	7	52,062	7
Commercial	333,085	42	328,927	42	323,496	44
Construction - custom and
owner/builder	123,365	15	117,641	15	96,292	13
Construction - speculative one-to four-family	7,253	1	9,918	1	6,133	1
Construction - commercial	22,000	3	19,630	3	8,627	1
Construction - multi-family	24,601	3	21,327	3	22,092	3
Land	21,122	2	23,910	3	22,359	3
Total mortgage loans	709,768	89	698,107	89	650,546	88

Consumer loans:
Home equity and second
mortgage	38,975	5	38,420	5	37,602	5
Other	4,050	--	3,823	--	4,523	1
Total consumer loans	43,025	5	42,243	5	42,125	6

Commercial business loans (b)	43,993	6	44,444	6	42,657	6
Total loans	796,786	100%	784,794	100%	735,328	100%
Less:
Undisbursed portion of
construction loans in
process	(79,449)		(82,411)		(54,161)
Deferred loan origination
fees	(2,504)		(2,466)		(2,184)
Allowance for loan losses	(9,565)		(9,553)		(9,843)
Total loans receivable, net	$705,268		$690,364		$669,140
_______________________
(a)	Does not include one- to four-family loans held for sale totaling $3,236, $3,515 and $2,008 at December 31, 2017, September 30, 2017, and December 31, 2016, respectively.
(b)	Does not include commercial business loans held for sale totaling $171 and $84 at December 31, 2017 and September 30, 2017, respectively.

Timberland originated $82.51 million in loans during the quarter ended December 31, 2017, compared to $90.15 million for the comparable quarter one year ago and $85.10 million for the preceding quarter.  Timberland continues to sell fixed rate one- to four-family mortgage loans into the secondary market for asset-liability management purposes and to generate non-interest income.  Timberland also (on a much smaller volume) periodically sells the guaranteed portion of U.S. Small Business Administration ("SBA") loans.  During the first quarter of fiscal 2018, fixed-rate one- to four-family mortgage loans and SBA loans totaling $15.91 million were sold compared to $24.20 million for the comparable quarter one year ago and $15.88 million for the preceding quarter.

Timberland's investment securities and other investments decreased $82,000, or 1%, to $11.30 million at December 31, 2017, from $11.38 million at September 30, 2017, primarily due to scheduled amortization.

Timberland Fiscal Q1 2018 Earnings
January 22, 2018

DEPOSIT BREAKDOWN ($ in thousands)
	December 31, 2017		September 30, 2017		December 31, 2016
	Amount	Percent	Amount	Percent	Amount	Percent
Non-interest-bearing demand	$210,108	24%	$205,952	25%	$176,382	22%
NOW checking	218,422	25	220,315	26	207,415	26
Savings	142,660	16	140,987	17	131,124	17
Money market	156,665	18	122,877	15	122,026	15
Money market – brokered	10,796	1	8,125	1	6,912	1
Certificates of deposit under $250	118,017	14	120,844	14	127,035	17
Certificates of deposit $250 and over	16,208	2	15,601	2	15,872	2
Certificates of deposit – brokered	3,198	--	3,197	--	3,209	--
Total deposits	$876,074	100%	$837,898	100%	$789,975	100%

Total deposits increased $38.18 million, or 5%, during the current quarter to $876.07 million at December 31, 2017, from $837.90 million at September 30, 2017.  This increase was primarily due to a $36.46 million increase in money market account balances, a $4.16 million increase in non-interest-bearing demand account balances and a $1.67 million increase savings account balances.  These increases were partially offset by a $2.22 million decrease in certificates of deposit account balances and a $1.89 million decrease in NOW checking account balances.  The increase in money market account balances was primarily due to a commercial customer making a large deposit ($28.7 million).  The majority of this deposit is scheduled to be withdrawn during January, 2018.

Shareholders' Equity

Total shareholders' equity increased $3.11 million to $114.11 million at December 31, 2017, from $111.00 million at September 30, 2017.  The increase in shareholders' equity was primarily due to net income of $3.61 million for the quarter, which was partially offset by dividend payments of $810,000 to shareholders.

Capital Ratios and Asset Quality

Timberland remains well capitalized with a total risk-based capital ratio of 17.74% and a Tier 1 leverage capital ratio of 11.45% at December 31, 2017.

No provision for loan losses was made for the quarters ended December 31, 2017, September 30, 2017 and December 31, 2016.  Timberland had a net recovery of $12,000 for the current quarter compared to net charge-offs of $57,000 for the preceding quarter and a net recovery of $17,000 for the comparable quarter one year ago.  The allowance for loan losses was 1.34% of loans receivable at December 31, 2017, compared to 1.36% at September 30, 2017 and 1.45% at December 31, 2016.

Total delinquent loans (past due 30 days or more) and non-accrual loans decreased 23% to $3.12 million at December 31, 2017, from $4.06 million one year ago, and increased 29% from $2.41 million at September 30, 2017.  Non-accrual loans decreased 11% to $2.11 million at December 31, 2017 from $2.36 million one year ago, and increased 11% from $1.91 million at September 30, 2017.

Timberland Fiscal Q1 2018 Earnings
January 22, 2018

NON-ACCRUAL LOANS	December 31, 2017		September 30, 2017		December 31, 2016
($ in thousands)	Amount	Quantity	Amount	Quantity	Amount	Quantity

Mortgage loans:
One- to four-family	$947	8	$874	7	$846	7
Commercial	402	3	213	2	--	--
Construction	--	--	--	--	367	1
Land	395	4	566	4	735	5
Total mortgage loans	1,744	15	1,653	13	1,948	13

Consumer loans:
Home equity and second
mortgage	188	4	258	3	387	5
Other	--	--	--	--	29	1
Total consumer loans	188	4	258	3	416	6
Commercial business	181	2	--	--	--	--
Total loans	$2,113	21	$1,911	16	$2,364	19

OREO and other repossessed assets decreased 13% to $2.89 million at December 31, 2017, from $3.30 million at September 30, 2017, and decreased 11% from $3.25 million at December 31, 2016.  At December 31, 2017, the OREO and other repossessed asset portfolio consisted of 14 individual real estate properties and one recreational vehicle.  During the quarter ended December 31, 2017, two OREO properties were sold for a net gain of $12,000.

OREO and OTHER REPOSSESSED ASSETS	December 31, 2017		September 30, 2017		December 31, 2016
($ in thousands)	Amount	Quantity	Amount	Quantity	Amount	Quantity

One- to four-family	$516	1	$875	2	$456	3
Commercial	332	1	533	2	636	3
Land	2,026	12	1,865	11	2,095	13
Consumer	13	1	28	1	67	1
Total	$2,887	15	$3,301	16	$3,254	20

The non-performing assets to total assets ratio improved to 0.55% at December 31, 2017, from 0.60% at September 30, 2017 and 0.70% one year ago.

Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles ("GAAP"), this press release contains certain non-GAAP financial measures.  Timberland believes that certain non-GAAP financial measures provide investors with information useful in understanding the Company's financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.

Financial measures that exclude intangible assets are non-GAAP measures.  To provide investors with a broader understanding of capital adequacy, Timberland provides non-GAAP financial measures for tangible common equity, along with the GAAP measure.  Tangible common equity is calculated as shareholders' equity less goodwill.  In addition, tangible assets equal total assets less goodwill.

Timberland Fiscal Q1 2018 Earnings
January 22, 2018

The following table provides a reconciliation of ending shareholders' equity (GAAP) to ending tangible shareholders' equity (non-GAAP), and ending total assets (GAAP) to ending tangible assets (non-GAAP).

($ in thousands)	December 31, 2017	September 30, 2017	December 31, 2016

Shareholders' equity	$114,112	$111,000	$99,634
Less goodwill	(5,650)	(5,650)	(5,650)
Tangible common equity	$108,462	$105,350	$93,984

Total assets	$993,895	$952,024	$923,751
Less goodwill	(5,650)	(5,650)	(5,650)
Tangible assets	$988,245	$946,374	$918,101

About Timberland Bancorp, Inc.
Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank ("Bank").  The Bank opened for business in 1915 and serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 22 branches (including its main office in Hoquiam).

Disclaimer
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact and often include the words "believes," "expects," "anticipates," "estimates," "forecasts," "intends," "plans," "targets," "potentially," "probably," "projects," "outlook" or similar expressions or future or conditional verbs such as "may," "will," "should," "would" and "could."  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future performance.  These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated, including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our loan loss reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Board of Governors of the Federal Reserve System and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action or require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits or impose additional requirements or restrictions, which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules including as a result of Basel III; the impact of the Dodd Frank Wall Street Reform and Consumer Protection Act and the implementation of related rules and regulations; our ability to attract and retain deposits;  increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates;  increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common and stock; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management's beliefs and assumptions at the time they are made.  We undertake no obligation to publicly update or revise any forward-looking statements included in this report or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.  We caution readers not to place undue reliance on any forward-looking statements.  We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  These risks could cause our actual results for fiscal 2018 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company's operations and stock price performance.

Timberland Fiscal Q1 2018 Earnings
January 22, 2018

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Three Months Ended
($ in thousands, except per share amounts)	Dec. 31,	Sept. 30,	Dec. 31,
(unaudited)	2017	2017	2016
Interest and dividend income
Loans receivable and loans held for sale	$9,328	$9,104	$8,788
Investment securities	58	73	70
Dividends from mutual funds, FHLB stock and other investments	26	28	24
Interest bearing deposits in banks and CDs	623	505	281
Total interest and dividend income	10,035	9,710	9,163

Interest expense
Deposits	601	581	543
FHLB borrowings	--	--	307
Total interest expense	601	581	850
Net interest income	9,434	9,129	8,313

Provision for loan losses	--	--	--
Net interest income after provision for loan losses	9,434	9,129	8,313

Non-interest income
Service charges on deposits	1,179	1,170	1,105
ATM and debit card interchange transaction fees	845	895	800
Gain on sales of loans, net	521	502	689
Bank owned life insurance ("BOLI") net earnings	136	139	137
Servicing income on loans sold	116	114	97
Recoveries (OTTI) on investment securities, net	22	33	--
Other, net	318	292	388
Total non-interest income, net	3,137	3,145	3,216

Non-interest expense
Salaries and employee benefits	3,950	3,732	3,680
Premises and equipment	768	789	755
Advertising	209	199	162
OREO and other repossessed assets, net	113	--	30
ATM and debit card processing	331	369	311
Postage and courier	105	111	95
State and local taxes	161	125	155
Professional fees	218	258	201
FDIC insurance	65	42	113
Loan administration and foreclosure	79	93	94
Data processing and telecommunications	467	476	450
Deposit operations	278	225	309
Other, net	432	492	455
Total non-interest expense, net	7,176	6,911	6,810

Income before income taxes	5,395	5,363	4,719
Provision for income taxes	1,781	1,748	1,572
Net income	$3,614	$3,615	$3,147

Net income per common share:
Basic	$0.49	$0.50	$0.46
Diluted	0.48	0.48	0.43

Weighted average common shares outstanding:
Basic	7,312,531	7,280,773	6,862,749
Diluted	7,508,169	7,473,724	7,235,515

Timberland Fiscal Q1 2018 Earnings
January 22, 2018

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts) (unaudited)	Dec. 31,	Sept. 30,	Dec. 31,
	2017	2017	2016
Assets
Cash and due from financial institutions	$16,952	$17,447	$16,598
Interest-bearing deposits in banks	149,255	130,741	118,872
Total cash and cash equivalents	166,207	148,188	135,470

Certificates of deposit ("CDs") held for investment, at cost	53,528	43,034	53,432
Investment securities:
Held to maturity, at amortized cost	7,077	7,139	7,418
Available for sale, at fair value	1,221	1,241	1,288
FHLB stock	1,107	1,107	2,204
Other investments, at cost	3,000	3,000	--
Loans held for sale	3,407	3,599	2,008

Loans receivable	714,833	699,917	678,983
Less: Allowance for loan losses	(9,565)	(9,553)	(9,843)
Net loans receivable	705,268	690,364	669,140

Premises and equipment, net	18,307	18,418	17,816
OREO and other repossessed assets, net	2,887	3,301	3,254
BOLI	19,402	19,266	18,858
Accrued interest receivable	2,743	2,520	2,443
Goodwill	5,650	5,650	5,650
Mortgage servicing rights, net	1,871	1,825	1,706
Other assets	2,220	3,372	3,064
Total assets	$993,895	$952,024	$923,751

Liabilities and shareholders' equity
Deposits: Non-interest-bearing demand	$210,108	$205,952	$176,382
Deposits: Interest-bearing	665,966	631,946	613,593
Total deposits	876,074	837,898	789,975

FHLB borrowings	--	--	30,000
Other liabilities and accrued expenses	3,709	3,126	4,142
Total liabilities	879,783	841,024	824,117

Shareholders' equity
Common stock, $.01 par value; 50,000,000 shares authorized; 7,367,327 shares issued and outstanding – December 31, 2017 7,361,077 shares issued and outstanding – September 30, 2017 6,956,568 shares issued and outstanding – December 31, 2016	13,540	13,286	10,188
Unearned shares issued to Employee Stock Ownership Plan ("ESOP")	(331)	(397)	(595)
Retained earnings	101,039	98,235	90,230
Accumulated other comprehensive loss	(136)	(124)	(189)
Total shareholders' equity	114,112	111,000	99,634
Total liabilities and shareholders' equity	$993,895	$952,024	$923,751

Timberland Fiscal Q1 2018 Earnings
January 22, 2018

KEY FINANCIAL RATIOS AND DATA	Three Months Ended
($ in thousands, except per share amounts) (unaudited)	Dec. 31,	Sept. 30,	Dec. 31,
	2017	2017	2016
PERFORMANCE RATIOS:
Return on average assets (a)	1.50%	1.55%	1.39%
Return on average equity (a)	12.90%	13.23%	12.87%
Net interest margin (a)	4.19%	4.18%	3.91%
Efficiency ratio	57.08%	56.31%	59.07%

	Dec. 31,	Sept. 30,	Dec. 31,
	2017	2017	2016
ASSET QUALITY RATIOS AND DATA:
Non-accrual loans	$2,113	$1,911	$2,364
Loans past due 90 days and still accruing	--	--	135
Non-performing investment securities	500	533	681
OREO and other repossessed assets	2,887	3,301	3,254
Total non-performing assets (b)	$5,500	$5,745	$6,434

Non-performing assets to total assets (b)	0.55%	0.60%	0.70%
Net charge-offs (recoveries) during quarter	$(12)	$57	$(17)
Allowance for loan losses to non-accrual loans	453%	500%	416%
Allowance for loan losses to loans receivable (c)	1.34%	1.36%	1.45%
Troubled debt restructured loans on accrual status (d)	$3,282	$3,342	$7,579

CAPITAL RATIOS:
Tier 1 leverage capital	11.45%	11.52%	10.60%
Tier 1 risk-based capital	16.49%	16.31%	15.13%
Common equity Tier 1 risk-based capital	16.49%	16.31%	15.13%
Total risk-based capital	17.74%	17.56%	16.39%
Tangible common equity to tangible assets (non-GAAP)	10.98%	11.13%	10.24%

BOOK VALUES:
Book value per common share	$15.49	$15.08	$14.32
Tangible book value per common share (e)	14.72	14.31	13.51
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(a)  Annualized
(b)  Non-performing assets include non-accrual loans, loans past due 90 days and still accruing, non-performing investment securities and OREO and other repossessed assets.  Troubled debt restructured loans on accrual status are not included.
(c)  Does not include loans held for sale and is before the allowance for loan losses.
(d)  Does not include troubled debt restructured loans totaling $199, $253 and $404 reported as non-accrual loans at December 31, 2017, September 30, 2017 and December 31, 2016, respectively.
(e)  Tangible common equity divided by common shares outstanding (non-GAAP).

Timberland Fiscal Q1 2018 Earnings
January 22, 2018

AVERAGE BALANCES, YIELDS, AND RATES - QUARTERLY
($ in thousands)
(unaudited)

	For the Three Months Ended
	December 31, 2017		September 30, 2017		December 31, 2016
	Amount	Rate	Amount	Rate	Amount	Rate

Assets
Loans receivable and loans held for sale	$709,079	5.26%	$702,171	5.19%	$684,911	5.13%
Investment securities and FHLB stock (1)	12,451	2.70	12,522	3.23	10,989	3.42
Interest-bearing deposits in banks and CD's	180,038	1.37	159,297	1.26	153,831	0.72
Total interest-earning assets	901,568	4.45	873,990	4.44	849,731	4.31
Other assets	60,128		60,365		57,105
Total assets	$961,696		$934,355		$906,836

Liabilities and Shareholders' Equity
NOW checking accounts	$212,550	0.21%	$211,046	0.21%	$202,385	0.23%
Money market accounts	136,466	0.38	127,214	0.37	120,311	0.32
Savings accounts	141,266	0.06	139,162	0.06	127,656	0.06
Certificates of deposit accounts	138,687	0.96	139,975	0.93	147,433	0.83
Total interest-bearing deposits	628,969	0.38	617,397	0.37	597,785	0.36
FHLB borrowings	--	--	--	--	30,000	4.07
Total interest-bearing liabilities	628,969	0.38	617,397	0.37	627,785	0.54

Non-interest-bearing demand deposits	216,907		202,948		176,768
Other liabilities	3,732		4,693		4,495
Shareholders' equity	112,088		109,317		97,788
Total liabilities and shareholders' equity	$961,696		$934,355		$906,836

Interest rate spread		4.07%		4.07%		3.77%
Net interest margin (2)		4.19%		4.18%		3.91%
Average interest-earning assets to
average interest-bearing liabilities	143.34%		141.56%		135.35%
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(1) Includes other investments
(2) Net interest margin = annualized net interest income /
     average interest-bearing assets